Exhibit 99.B(d)(1)(b)

SCHEDULE A
to the
INVESTMENT ADVISORY AGREEMENT
between
THE VICTORY PORTFOLIOS
and
VICTORY CAPITAL MANAGEMENT INC.

Dated August 1, 2013

	Name of Fund	Fee*	Last Approved	Must Be Approved By

1.	Balanced Fund	0.60% on the first $400 million, 0.55% on the next $400 million, and 0.50% on assets in excess of $800 million		December 31, 2014

2.	Diversified Stock Fund	0.65% on the first $800 million, 0.60% on the next $1.6 billion, and 0.55% on assets in excess of $2.4 billion		December 31, 2014

3.	Dividend Growth Fund	0.70% on the first $1.5 billion, 0.65% on the next $1.5 billion, and 0.60% on assets in excess of $3 billion		December 31, 2014

4.	Established Value Fund	0.65% on the first $100 million, 0.55% on the next $100 million, and 0.45% on assets in excess of $200 million		December 31, 2014

5.	Fund for Income	0.50% on the first $400 million, 0.45% on the next $400 million, and 0.40% on assets in excess of $800 million		December 31, 2014

6.	Global Equity Fund	0.80% on the first $2.5 billion, 0.75% on the next $2.5 billion, and 0.70% on assets in excess of $5 billion		December 31, 2014

7.	International Fund	0.80% on the first $2.5 billion, 0.75% on the next $2.5 billion, and 0.70% on assets in excess of $5 billion		December 31, 2014

8.	International Select Fund	0.80% on the first $2.5 billion, 0.75% on the next $2.5 billion, and 0.70% on assets in excess of $5 billion		December 31, 2014

9.	Investment Grade Convertible Fund	0.75% on the first $400 million, 0.65% on the next $400 million, and 0.60% on assets in excess of $800 million		December 31, 2014

*  Expressed as a percentage of average daily net assets.  Note, however, that the Adviser shall have the right, but not the obligation, to voluntarily or contractually waive any portion of the advisory fee from time to time.  In addition, the Adviser may from time to time undertake in writing to limit the Funds’ total expenses for a definite period of time.

10.	Large Cap Growth Fund	0.75% on the first $400 million, 0.65% on the next $400 million and 0.60% in excess of $800 million	December 31, 2014

11.	National Municipal Bond Fund	0.55% on the first $400 million, 0.50% on the next $400 million, and 0.45% on assets in excess of $800 million	December 31, 2014

12.	Ohio Municipal Bond Fund	0.55% on the first $400 million, 0.50% on the next $400 million, and 0.45% on assets in excess of $800 million	December 31, 2014

13.	Small Company Opportunity Fund	0.85% on the first $500 million, 0.75% on assets in excess of $500 million	December 31, 2014

Current as of August 1, 2013

THE VICTORY PORTFOLIOS

	By:	/s/ Michael Policapo

	Title:	President

Accepted:

VICTORY CAPITAL MANAGEMENT INC.

	By:	/s/ David Brown

	Title:	Chief Executive Officer